U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM S-8
              REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         HEALTHNET INTERNATIONAL INC.
            (Exact name of registrant as specified in its charter)

        Colorado                                              98-0206627
(State of Incorporation)                                (I.R.S. Employer ID No.)

   Suite 301-1201 West Pender Street, Vancouver, British Columbia V6E 2V2
                  (Address of principal executive offices)

                        RETAINER STOCK PLAN FOR NON-EMPLOYEE
                              DIRECTORS AND CONSULTANTS
                               (Full title of the Plan)

              Brian Johnson, 2200-1055 West Hastings Street, Vancouver,
                              British Columbia, V7E 2E9
                       (Name and address of agent for service)

                                     (604) 891-1194
               (Telephone number, including area code, of agent for service)

                              CALCULATION OF REGISTRATION FEE

                                       Proposed
Title of                               Maximum      Proposed
Securities to be      Amount to        Offering     Aggregate       Amount of
Registered            Registered       Price        Offering        Registration
                                       Per Share    Price           Fee
Common
Stock                    500,000         $0.93     $465,000         $140.90

(1) The Offering Price is used solely for the purposes of estimating the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated pursuant to the Securities Act of 1933 and is the average of the bid and asked price of the Company's common stock as of September 21, 2000. The actual Offering Price per Share is established pursuant to a Retainer Stock Plan for Non-Employee Directors and Consultants, set forth in Exhibit 4.1 to this Form S-8 (see
Exhibit Index on page 6).


PART II.   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

The following are hereby incorporated by reference:

(a) The Registrant's latest annual report on Form 10-KSB for the fiscal year ended February 29, 2000, filed on June 14, 2000;

(b) The Registrant's current Report of Form 10QSB for the quarter ended May 31, 2000 and filed July 21, 2000; and

(c) the description of the securities of the Registrant contained in Form 10-SB, as amended, as declared effective by the SEC on September 9, 1999.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4.   DESCRIPTION OF SECURITIES.

Not Applicable. The class of securities to be offered is registered under section 12 of the Securities Exchange Act of 1934.

ITEM 5.   INTEREST OF NAMED EXPERTS AND COUNSEL.

No named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the small business issuer, or was a promoter, underwriter, voting trustee, director, officer, or employee of the registrant. The Company's Canadian counsel is expected to receive 111,510 Shares of Common Stock pursuant to this S-8 Registration Statement.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company's Articles of Incorporation and Bylaws generally require the Company to indemnify, to the maximum extent permitted by Colorado law, any person who is or was a director, officer, agent, fiduciary or employee of the Company against any claim, liability or expense arising against or incurred by such person made party to a proceeding because he is or was a director, officer, agent, fiduciary or employee of the Company.

Section 7-108-402 (1) of the Colorado Business Corporation Act provides as follows:

If so provided in the articles of incorporation, the corporation shall eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; except that any such provision shall not eliminate or limit the liability of a director to the corporation or to its shareholders for monetary damages for any breach of the director's duty of loyalty to the corporation or to its shareholders, acts or omissions not in good faith or which involve the intentional misconduct or a knowing violation of law, acts specified in section 7-108-403 [regarding unlawful corporate distributions], or any transaction from which the director directly or indirectly derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director to the corporation or it its shareholders for monetary damages for any act or omission occurring before the date when such provision becomes effective.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable

ITEM 8.   EXHIBITS

5.1* Opinion of Law Office of Reed & Reed, P.C., Attorneys at Law as to the legality of the Company's Common Stock being registered.

23.1*  Consent of Ernst & Young LLP

23.2*  Consent of Law Office of Reed & Reed, P.C. (contained in Exhibit 5.1)

99.1* Healthnet International Inc. Retainer Stock Plan for Non-Employee Directors and Consultants.
--------
  * Filed herewith

ITEM 9.   UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)
   (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

   (b) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of Vancouver, Province of British Columbia, on September 25, 2000.

                                               Healthnet International Inc.

                                               By: /s/ Grant R. Johnson
                                               Grant R. Johnson, Chief Executive
                                               Officer and Director

                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS



We consent to the incorporation by reference of our report dated April 24, 2000, in the Registration Statement (Form S-8) pertaining to the Retainer Stock Plan for Non-Employee Directors and Consultants of Healthnet International Inc. with respect to the consolidated financial statements of Healthnet International Inc., included in its Annual Report (Form 10-KSB) for the year ended February 29, 2000, filed with the Securities and Exchange Commission on June 14, 2000.


Vancouver, Canada    Ernst & Young LLP
September 28, 2000   Chartered Accountants

                          HEALTHNET INTERNATIONAL INC.
                             RETAINER STOCK PLAN FOR
                     NON-EMPLOYEE DIRECTORS AND CONSULTANTS

1.     Introduction.

This plan shall be known as the "Healthnet International Inc. Retainer Stock Plan for Non-Employee Directors and Consultants" is hereinafter referred to as the "Plan". The purposes of the Plan are to enable Healthnet International Inc., a Colorado corporation (the "Company"), to promote the interests of the Company and its shareholders by attracting and retaining non-employee Directors and Consultants capable of furthering the future success of the Company and by aligning their economic interests more closely with those of the Company's shareholders, by paying their retainer fees in the form of shares of the Company's common stock (the "Common Stock") on the terms and conditions to be agreed between the Company and these persons.

2.     Definitions

The following terms shall have the meanings set forth below:

"Board" means the Board of Directors of the Company.

"Change of Control" has the meaning set forth in Section 12(d).

"Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder. References to any provision of the Code or rule or regulation thereunder shall be deemed to include any amended or successor provision, rule or regulation.

"Committee" means the committee that administers the Plan, as more fully defined in Section 13.

"Common Stock" has the meaning set forth in Section 1.

"Company" has the meaning set forth in Section 1.

"Deferral Election" has the meaning set forth in Section 6.

"Deferred Stock Account" means a bookkeeping account maintained by the Company for a Participant representing the Participant's interest in the shares credited to such Deferred Stock Account pursuant to Section 7.

"Delivery Date" has the meaning set forth in Section 6.

"Director" means an individual who is a member of the Board of Directors of the Company.

"Divided Equivalent" for a given dividend or other distribution means a number of shares of Common Stock having a Fair Market Value, as of the record date for such dividend or distribution, equal to the amount of cash, plus the fair market value on the date of distribution of any property, that is distributed with respect to one share of Common Stock pursuant to such dividend or distribution; such fair market value to be determined by the Committee in good faith.

"Effective Date" has the meaning set forth in Section 3.

"Exchange Act" has the meaning set forth in Section 13(b).

"Fair Market Value" means the mean between the highest and lowest reported sales prices of the Company's Common Stock on the last trading day prior to the date with respect to which the Fair Market Value is to be determined or such other value as the Company's Board of Directors may, in its sole discretion, determine.

"Participant" has the meaning set forth in Section 4.

"Payment Time" means the time when a Stock Retainer is payable to a Participant pursuant to Section 5 (without regard to the effect of any Deferral Election).

"Stock Retainer" has the meaning set forth in Section 5.

"Third Anniversary" has the meaning set forth in Section 6.

3.     Effective Date of the Plan.

The Plan shall be effective as of September 18, 2000 ("Effective Date"), provided that it is approved by the Board.

4.     Eligibility.

Each individual who is a Director or Consultant on the Effective Date and each individual who becomes a Director or Consultant thereafter during the term of the Plan, shall be a participant ("Participant") in the Plan, in each case during such period as such individual remains a Director or Consultant and is not an employee of the Company or any of its subsidiaries. Each credit of shares of Common Stock pursuant to the Plan shall be evidenced by a written agreement duly executed and delivered by or on behalf of the Company and a Participant, if such an agreement is required by the Company to assure compliance with all applicable laws and regulations.

5.     Grant of Shares.

Commencing on the Effective Date, the amount for service to directors or consultants shall instead be, at the discretion of the Committee, payable in shares of Common Stock ("Stock Retainer") pursuant to this Plan.

6.     Deferral Option.

From and after the Effective Date, a Participant may make an election (a "Deferral Election") on an annual basis to defer delivery of the Stock Retainer to be delivered: (a) on the date which is three years after the Effective Date for which it was originally payable ("Third Anniversary"), (b) on the date upon which the Participant ceases to be a Director or Consultant for any reason ("Departure Date") or (c) in five equal annual installments commencing on the Departure Date ("Third Anniversary" and "Departure Date" each being referred to herein as a "Delivery Date"). Such Deferral Election shall remain in effect for each Subsequent Year unless changed, provided that, any Deferral Election with respect to a particular Year may not be changed less than six (6) months prior to the beginning of such Year and provided, further, that no more than one Deferral Election or change thereof may be made in any Year.

Any Deferral Election and any change or revocation thereof shall be made by delivering written notice thereof to the Committee no later than six (6) months prior to the beginning of the Year in which it is to be effected; provided that, with respect to the Year beginning on the Effective Date, any Deferral Election or revocation thereof must be delivered no later than the close of business on the thirtieth (30th) day after the Effective Date.

7.     Deferred Stock Accounts.

The Company shall maintain a Deferred Stock Account for each Participant who makes a Deferral Election to which shall be credited, as of the applicable Payment Time, the number of shares of Common Stock payable pursuant to the Stock Retainer to which the Deferral Election relates. So long as any amounts in such Deferred Stock Account have not been delivered to the Participant then on the payment date for any dividend paid or other distribution made with respect to the Common Stock the Deferred Stock Account shall be credited, with a number of shares of Common Stock equal to (a) the number of shares of Common Stock shown in such Deferred Stock Account on the record date for such dividend or distribution multiplied by (b) the Dividend Equivalent for such dividend or distribution.

8.     Delivery of Shares.

(a) The shares of Common Stock in a Participant's Deferred Stock Account with respect to any Stock Retainer for which a Deferral Election has been made (together with dividends attributable to such shares credited to such Deferred Stock Account) shall be delivered in accordance with this Section 8 as soon as practicable after the applicable Delivery Date. Except with respect to a Deferral Election pursuant to Section 6(c), or other agreement between the parties, such shares shall be delivered at one time; provided that, if the number of shares so delivered includes a fractional share, such number shall be rounded to the nearest whole number of shares. If the Participant has in effect a Deferral Election pursuant to Section 6(c), then such shares shall be delivered in five equal annual installments (together with dividends attributable to such shares credited to such Deferred Stock Account), with the first such installment being delivered on the first anniversary of the Delivery Date. References to a Participant in this Plan shall be deemed to refer to the Participant's estate or legal guardian, where appropriate.

(b) The Company may, but shall not be required to, create a grantor trust or utilize an existing grantor trust (in either case, "Trust") to assist it in accumulating the shares of Common Stock needed to fulfill its obligations under this Section 8. However, Participants shall have no beneficial or other interest in the Trust and the assets thereof, and their rights under the Plan shall be as general creditors of the Company, unaffected by the existence or nonexistence of the Trust, except that deliveries of Stock Retainers to Participants from the Trust shall, to the extent thereof, be treated as satisfying the Company's obligations under this Section 8.

9.     Share Certificates; Voting and Other Rights.

The certificates for shares delivered to a Participant pursuant to Section 8 above shall be issued in the name of the Participant, and from and after the date of such issuance the Participant shall be entitled to all rights of a shareholder with respect to Common Stock for all such shares, and the Participant shall receive all dividends and other distributions paid or made with respect thereto.

10.    General Restrictions.

(a) Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for shares of Common Stock under the Plan prior to fulfillment of all of the following conditions:

(i) Any registration or other qualification of such shares under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, upon the advice of counsel, deem necessary or advisable; and

(ii) Obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, after receiving the advice of counsel, determine to be necessary or advisable.

(b) Nothing contained in the Plan shall prevent the Company from adopting other or additional compensation arrangements for the Participants.

11.     Shares Available.

Subject to Section 12 below, the maximum number of shares of Common Stock which may in the aggregate be paid as Stock Retainers pursuant to the Plan is Five Hundred Thousand (500,000). Shares of Common Stock issuable under the Plan may be taken from treasury shares of the Company or purchased on the open market.

12.     Adjustments; Change of Control.

(a) In the event that there is, at any time after the Board adopts the Plan, any change in corporate capitalization, such as a stock split, combination of shares, exchange of shares, warrants or rights of offering to purchase Common Stock at a price below its fair market value, reclassification, or recapitalization, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other extraordinary distribution of stock or property of the Company, any reorganization or any partial or complete liquidation of the Company (each of the foregoing a "Transaction"), in each case other than any such Transaction which constitutes a Change of Control (as defined below), (i) the Deferred Stock Accounts shall be credited with the amount and kind of shares or other property which would have been received by a holder of the number of shares of Common Stock held in such Deferred Stock Account had such shares of Common Stock been outstanding as of the effectiveness of any such Transaction, (ii) the number and kind of shares or other property subject to the Plan shall likewise be appropriately adjusted to reflect the effectiveness of any such Transaction and (iii) the Committee shall appropriately adjust any other relevant provisions of the Plan and any such modifications by the Committee shall be binding and conclusive on all persons.

(b) If the shares of Common Stock credited to the Deferred Stock Accounts are converted pursuant to Section 12(a) into another form of property, references in the Plan to the Common Stock shall be deemed, where appropriate, to refer to such other form of property, with such other modifications as may be required for the Plan to operate in accordance with its purposes. Without limiting the generality of the foregoing, references to delivery of certificates for shares of Common Stock shall be deemed to refer to delivery of cash and the incidents of ownership of any other property held in the Deferred Stock Accounts.

(c) In lieu of the adjustment contemplated by Section 12(a), in the event of a Change of Control, the following shall occur on the date of the Change of
Control: (i) the shares of Common Stock held in each Participant's Deferred Stock Account shall be deemed to be issued and outstanding as of the Change of Control; (ii) the Company shall forthwith deliver to each Participant who has a Deferred Stock Account all of the shares of Common Stock or any other property held in such Participant's Deferred Stock or any other property held in such Participant's Deferred Stock Account; and (iii) the Plan shall be terminated.

(d) For purposes of this Plan, Change of Control shall mean any of the following events:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (a) the then outstanding shares of common stock of the Company or (b) the combined voting power of the then outstanding voting securities of the Company entitle to vote generally in the election of directors.

(ii) Individuals who, as of the date hereof, constitute the Board of the Company cease for any reason to constitute at least a majority of the Board of Directors of the Company.

(iii) Approval by the shareholders of the Company of (a) a complete liquidation or dissolution of the Company or (b) the sale or other disposition of all or substantially all of the assets of the Company.

13.     Administration; Amendment and Termination

(a) The Plan shall be administered by a committee consisting of all persons who are current directors of the Company ("Committee"), which shall have full authority to construe and interpret the Plan, to establish, amend and rescind rules and regulations relating to the Plan, and to take all such actions and make all such determinations in connection with the plan as it may deem necessary or desirable.

(b) The Board may from time to time make such amendments to the Plan, including to preserve or come within exemption from liability under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as it may deem proper and in the best interest of the Company provided, that, if and to the extent required for the Plan to comply with Rule 16b-3 promulgated under the Exchange Act, no amendment to the Plan shall be made more than once in any six
(6) month period that would change the amount, price or timing of the grants of Common Stock hereunder other than to comform with changes in the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act of 174, as amended, or the regulations thereunder. (c) The Board may terminate the Plan at any time by a vote of a majority of the members thereof but shall terminate on September 18, 2003 at the latest and no grants made be made pursuant to the Plan after that date. The provisions of the Plan governing Deferred Stock Accounts shall survive the termination of the Plan.

14.     Miscellaneous

(a) Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any Director for reelection by the Company's shareholders or to limit the rights of the shareholders to remove any Director.

(b) The Company shall have the right to require, prior to the issuance or delivery of any share of Common Stock pursuant to the Plan, that a Participant make arrangements satisfactory to the Committee for the withholding of any taxes required by law to be withheld with respect to the issuance or delivery of such shares, including without limitation by the withholding of shares that would otherwise be so issued or delivered, by withholding from any other payment due to the Participant, or by a cash payment to the Company by the Participant.

15.     Governing Law

The Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Colorado.

Healthnet International Inc.
By:     /s/ Grant Johnson
Grant Johnson, Chief Executive Officer

Exhibit 5.1 and 23.2

September 29, 2000

Law Office of Reed & Reed, P.C.
1919 14th Street, Suite 330
Boulder, Colorado, 80302
Tel:   (303) 413-0691
Fax:   (303) 413-0645

Healthnet International Inc.
Suite 301-1201 West Pender Street
Vancouver, British Columbia
Canada, V6E 2V2

Gentlemen:

   In connection with the Registration Statement on Form S-8, being filed by Healthnet International Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 500,000 shares of the Company's Common Stock offered under the Company's Retainer Stock Plan for Non-Employee Directors and Consultants (the "Plan"), we are of the opinion that:

   1. The Company is a validly organized and existing corporation under the laws of Colorado.

   2. All necessary corporate action has been duly taken to authorize the establishment of the Plan and the issuance of 500,000 shares of the Company's Common Stock under the Plan; and

   3. The shares of the Company's Common Stock, when issued in accordance with the Plan, will be legally issued, fully paid and non-assessable shares of the Common Stock of the Company.

   We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement referred to above.

     Very truly yours,

     /s/ Law Office of Reed & Reed, P.C.